SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                               BRITISH ENERGY PLC
                                (NAME OF ISSUER)

                   COMMON STOCK AND AMERICAN DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    110793403
                                 (CUSIP NUMBER)

                                CARLA V. FOULKES
                        BRANDES INVESTMENT PARTNERS, LLC
                         11988 EL CAMINO REAL, SUITE 500
                               SAN DIEGO, CA 92130
                                  858-755-0239
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                               SEPTEMBER 28, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D


CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Brandes Investment Partners, LLC
33-0704072
--------------------------------------------------------------------------------

(2)   CHECK THE APPROPRIATE BOX IF A                          (A)  / /
      MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                          / /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6) CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)              / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Brandes Investment Partners, Inc.
33-0090873
--------------------------------------------------------------------------------

(2)   CHECK  THE  APPROPRIATE  BOX  IF  A                   (A)  /  /
      MEMBER  OF  A  GROUP  (SEE INSTRUCTIONS)              (B)  /  /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                           / /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

California

--------------------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Brandes Investment Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)              / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO, OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Brandes Worldwide Holdings, L.P.
33-0836630
--------------------------------------------------------------------------------

(2)   CHECK  THE  APPROPRIATE  BOX  IF  A                   (A)  /  /
      MEMBER  OF  A  GROUP  (SEE INSTRUCTIONS)              (B)  /  /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                           /  /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Brandes Worldwide Holdings, LP as a control person of the investment adviser. Brandes Worldwide Holdings, LP disclaims any direct ownership of the shares reported in this Schedule 13D.

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)              / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles H. Brandes
--------------------------------------------------------------------------------

(2)   CHECK  THE  APPROPRIATE  BOX  IF  A                    (A)  /  /
      MEMBER  OF  A  GROUP  (SEE INSTRUCTIONS)               (B)  /  /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

PF

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                            / /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

USA

--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Charles H. Brandes, a control person of the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)              / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Glenn R. Carlson
--------------------------------------------------------------------------------

(2)   CHECK  THE  APPROPRIATE  BOX  IF  A                   (A)  /  /
      MEMBER  OF  A  GROUP  (SEE INSTRUCTIONS)              (B)  /  /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

PF

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                            /  /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

USA

--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)             /  /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403
--------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey A. Busby
--------------------------------------------------------------------------------

(2)   CHECK  THE  APPROPRIATE  BOX  IF  A                   (A)  /  /
      MEMBER  OF  A  GROUP  (SEE INSTRUCTIONS)              (B)  /  /

--------------------------------------------------------------------------------

(3)   SEC USE ONLY

--------------------------------------------------------------------------------

(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

PF

--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL                            /  /
      PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------

(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

USA

--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ---------------------------------------------------------
WITH                   (8)  SHARED VOTING POWER

                                    262,937 ADS and 17,298,649 ORD

                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

                                    308,683 ADS and 17,298,649 ORD

--------------------------------------------------------------------------------

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

308,683 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.

--------------------------------------------------------------------------------

(12)  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11)             /  / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5%

--------------------------------------------------------------------------------

(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

--------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

This Schedule 13D, initially filed on September 7, 2004, relating to the ordinary shares of 44 28/43p each ("ordinary shares") and American Depository Shares ("ADSs"), each of which represents 75 ordinary shares of British Energy Plc (the "Issuer"), a public limited company organized under the laws of Britain with its principle executive offices at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR, United Kingdom, is hereby amended and supplemented by this Amendment No. 1 to the Schedule 13D as follows:

ITEM 4. PURPOSE OF TRANSACTION.

On September 21, 2004, McDermott, Will & Emery, on behalf of, and as counsel to, Polygon Global Opportunities Master Fund, a company organized under the laws of the Cayman Islands (the "Master Fund"), Polygon Investment Partners LLP, a limited liability company organized under the laws of the United Kingdom (the "UK Investment Manager") and Polygon Investment Partners LP, a Delaware limited partnership (together with the UK Investment Manager, the "Investment Managers"), delivered the letter attached as Exhibit E to this Amendment No. 1 to the Schedule 13D to Travers Smith Braithwaite, on behalf of, and as counsel to, Brandes Investment Partners, LLC, a Delaware limited liability company ("Brandes"), in connection with certain proceedings (the "Proceedings") issued in the United Kingdom on September 17, 2004 by Cargill Financial Markets Plc and others against the Master Fund, the Investment Managers, Brandes and others. References to and descriptions of the letter as set forth in this Amendment No. 1 to the Schedule 13D are qualified in their entirety by reference to the copies of such document filed as Exhibit E to this Amendment No. 1 to the Schedule 13D pursuant to Item 7 hereof, which documents are deemed to be incorporated herein in their entirety where such references and descriptions appear.

On September 21, 2004, UK Investment Manager and Brandes, with which the Master Fund participated in the delivery to the issuer of a notice of requisition dated September 3, 2004 for an extraordinary general meeting (the "EGM") of the Issuer, entered into an agreement to share certain fees in connection with consultation with legal counsel regarding the Proceedings.

On September 24, 2004, UK Investment Manager and Brandes entered into an agreement to share certain fees that may be payable to Innisfree M&A Incorporated in connection with the solicitation of votes in relation to shareholder resolutions to be proposed at the EGM.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

Exhibit A

DRAFT REQUISITION BY SHAREHOLDERS TO CONVENE AN EXTRAORDINARY GENERAL MEETING OF BRITISH ENERGY PLC Incorporated by reference to Exhibit A of British Energy Plc
Schedule 13D filed September 7, 2004

Exhibit B

Joint Filing Agreement Pursuant to Rule 13d-1

Incorporated by reference to Exhibit B of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit C

Disclaimer of Beneficial Ownership

Incorporated by reference to Exhibit C of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit D

Power of Attorney for Charles H.  Brandes,  Glenn.  R.  Carlson,  and Jeffrey A.
Busby

Incorporated by reference to Exhibit D of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit E

Letter from McDermott, Will & Emery, dated September 21, 2004, to Travers Smith Braithwaite

                                    SIGNATURE


     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATED: September 30, 2004

BRANDES INVESTMENT PARTNERS, LLC

By: /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Charles H. Brandes, President of
         Brandes Investment Partners, Inc., a Member


BRANDES INVESTMENT PARTNERS, INC.

By:  /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Charles H. Brandes, President


BRANDES WORLDWIDE HOLDINGS, L.P.

By:  /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Charles H. Brandes, President of
         Brandes Investment Partners, Inc., its General Partner


By:  /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Charles H. Brandes, Control Person


By:  /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Glenn R. Carlson, Control Person


By:  /s/ Ian N. Rose
         Ian N. Rose as Attorney-In-Fact for
         Jeffrey A. Busby, Control Person

EXHIBIT E


BY FAX & POST


FOR THE ATTENTION OF SPENCER SUMMERFIELD
& ANDREW KING, ESQ.
Travers Smith Braithwaite
10 Snow Hill
London EC1A 2A3


                                                               21 September 2004

Dear Sirs,

CARGILL FINANCIAL MARKETS PLC AND OTHERS V POLYGON GLOBAL OPPORTUNITIES MASTER FUND AND OTHERS
------------------------------------------------------------------------------

We refer to the proceedings issued last week by Cargill Financial Markets Plc and others against Polygon Global Opportunities Master Fund and others.

This letter confirms our view that, as a consequence of these proceedings, there exists a common interest between our clients (the First to Third Defendants) and your clients (the Fourth to Ninth Defendants). In this regard, to the extent that there are communications between us, they will be cloaked by common interest privilege.

We should be grateful if you would confirm that this accords with your view.

Yours faithfully

MCDERMOTT WILL & EMERY
----------------------